Exhibit 99.1

Tandy Brands Accessories, Inc.	Halliburton Investor Relations
Rod McGeachy	Hala Elsherbini
President and Chief Executive Officer	Sr. Vice President and COO
214-519-5200	972-458-8000
Tandy Brands Reports Fiscal 2011 Second Quarter Earnings Results
•	Announces Second Quarter Net Sales Decline of 11 percent

•	Signs New Licenses with Eddie Bauer®, Haggar® and Wolverine®

•	Implements Cost-Savings and Simplification Initiatives

•	Announces New Chief Accounting Officer
Dallas, Texas (February 9, 2011) — Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today reported financial results for its second quarter and six-months ended December 31, 2010.
Net sales for the second quarter were $42.9 million, an 11 percent decline, compared to $48.4 million reported in the prior-year second quarter. Second quarter net sales were weaker than expectations, driven by lower Accessories segment net sales (primarily belts) in December, resulting from returns, sales concessions and lower replenishment sales. Net sales of $16.7 million for the Gifts segment increased $3.2 million over the prior-year second quarter driven by improved sell-through rates and delayed first quarter shipments being realized in the 2011 second quarter.
“We are disappointed with net sales in our belt product category,” said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. “During the quarter, we made investments which protected our market share but hurt our financial results. These investments included acceptance of product returns to refresh assortments and convert expiring licensed products into new licenses.”
Second quarter 2011 gross margin percentage was 33.2 percent, compared to 35.8 percent in the 2010 second quarter. The decline was attributable to lower sales of previously written-down inventory, write-offs associated with inventory returns, and higher freight costs.
Total selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2011 were reduced by $1.4 million to $12.6 million, primarily due to savings in compensation costs, facilities costs, and professional services.

Primarily as a result of lower net sales, second quarter 2011 adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.6 million, a decline of $1.7 million from the 2010 second quarter. For the fiscal 2011 second quarter, the Company reported adjusted net income of $0.7 million, compared to adjusted net income of $2.1 million in the year-ago quarter. Fiscal 2011 second quarter net income of $0.7 million, or $0.10 per diluted share, compares to net income of $6.8 million, or $0.95 per diluted share, in the year-ago second quarter. The prior year period included an income tax benefit of $4.4 million and a $0.3 million gain associated with the sale of a warehouse in Yoakum, Texas.
Six-Month Results
Net sales for the six-month period ended December 31, 2010 were $72.1 million, a decrease of $13.4 million, compared to net sales of $85.5 million reported in the prior-year period. The decline primarily resulted from reduced belt assortments and curtailed levels of replenishment orders by a significant customer and one-time returns and sales concessions.
Gross margin as a percentage of sales was 33.9 percent, compared to 36.9 percent in the 2010 six-month period. The decline was attributable to lower sales of previously written-down inventory, write-offs associated with inventory expected to be returned by certain customers, and higher freight costs.
Total SG&A expenses improved by $2.8 million to $24.5 million for the six-month period, primarily due to decreases in expenses such as compensation costs, facilities costs, bad debt provisions, royalties, and professional services.
The Company’s adjusted EBITDA loss of $13,000, a decline of $4.6 million from the prior year, was largely due to lower net sales and a decline in gross margin percentage, offset by reductions in SG&A expenses. The Company reported an adjusted net loss of $2.0 million for the first six months of fiscal 2011, compared to adjusted net income of $2.4 million in the prior-year period. Current six-month net loss was $2.0 million, or ($0.28) per diluted share, compared to net income of $7.9 million, or $1.11 per diluted share, in the comparable year-ago period. The prior year period included a tax benefit of $4.4 million and a bargain purchase gain of $1.4 million associated with the acquisition of certain assets of the Chambers Belt Company in July 2009.
New Licenses
The Company recently executed licensing agreements with three powerful, national brands: Eddie Bauer®, Haggar® and Wolverine®. Retailers are currently placing orders for these products, and shipments are expected to commence in late fiscal 2011.
“We are excited about these new licensing partnerships. Each of these well-known national brands strengthens our brand portfolio and diversifies our revenue base,” said McGeachy. “These licenses were won through a competitive proposal process where we demonstrated our solid relationships with our retail partners, the strength of our design and merchandising capabilities, and our understanding of the licensor’s brand strategies and target consumers.”

Cost Savings and Simplification Initiatives
“Our first half of fiscal 2011 results did not meet expectations. As a result of this difficult quarter, we are responding with actions to cut costs and simplify our business. These are difficult near-term measures, but are necessary to improve current and future profitability,” said McGeachy.
The Company has implemented initiatives to simplify operations and reduce operating costs by $2.0 - $2.5 million on an annualized basis. These initiatives included headcount reductions, reducing low volume SKUs, and discontinuing non-core product lines. The Company expects to incur termination and severance costs of $350,000 during the third quarter of fiscal 2011.
New Chief Accounting Officer
The Company also announces that Chuck Talley has been promoted to Chief Accounting Officer (CAO) and Corporate Vice President effective immediately. Mr. Talley has been the Corporate Controller since October 2008. As the CAO he will oversee the treasury, corporate insurance, investor relations and real estate functions as well as maintain responsibility over the accounting and finance functions.
“I am proud of the talent pipeline on our finance team which gave me the confidence to promote from within. Chuck’s prior big four accounting experience and his impressive accomplishments while at Tandy has prepared him well for his expanded role,” said McGeachy. “Additionally, as previously announced, Bob Martin will continue to serve as interim Chief Financial Officer to ensure continuity during this transition.”
Financial Position
The Company ended the 2011 second quarter with $32.9 million in working capital, including $25.0 million of receivables, $38.4 million of inventories, and borrowings of $21.5 million. At December 31, 2010, $5.1 million of borrowing capacity was available under the U.S. credit facility.
In December 2010, the Company sold its idle West Bend, Wisconsin facility providing $2.7 million of cash, which resulted in a reduction of other current assets and a negligible gain.
Inventories declined $10.6 million from the first quarter ended September 30, 2010 due to the seasonal nature of the Company’s sales. Compared to December 31, 2009, inventories increased $11.8 million to $38.4 million at December 31, 2010, primarily due to the Company’s investment in inventory for a new program launch expected in late March. The amounts were partially offset by lower levels of off-quality inventory.
Outlook
“We are encouraged by our future opportunities as we work through the next phase of our turnaround strategy. We continue to aggressively pursue new license opportunities to expand our branded portfolio, and we see growth opportunities in the pipeline,” said McGeachy. “For fiscal year 2011, we expect net sales to decline in the high-single digits, gross margins to remain consistent with the first half of the year, and our SG&A expenses to be between $44 and $46 million.”

Conference Call
Tandy Brands has scheduled a conference call for 11:00 a.m. Eastern Time (10:00 a.m. Central) on February 10, 2011 to discuss the second quarter 2011 results. To participate in the teleconference, investors should dial 877-317-6789 a few minutes before the start time and reference the Tandy Brands conference call. International callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the investor relations section of the company’s Web site, www.tandybrands.com.
A replay of the call will be available through February 18, 2011 and can be accessed by dialing 877-344-7529 and entering confirmation code 447840. International callers may dial 1-412-317-0088.
About Tandy Brands
Tandy Brands is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, gifts, small leather goods, eyewear, neckwear, and sporting goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by the forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company’s product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net sales	$42,887	$48,355	$72,135	$85,548

Cost of goods sold	28,654	31,041	47,691	54,005

Gross margin	14,233	17,314	24,444	31,543

Selling, general and administrative expenses	12,592	14,034	24,457	27,228
Depreciation and amortization	646	703	1,291	1,380
Acquisition transaction costs	20	—	50	289

Total operating expenses	13,258	14,737	25,798	28,897

Operating income (loss)	975	2,577	(1,354)	2,646

Interest expense	(285)	(418)	(471)	(686)
Other income	112	347	155	383
Acquisition bargain purchase gain	—	—	—	1,379

Income (loss) before income taxes	802	2,506	(1,670)	3,722

Income taxes (benefit)	81	(4,303)	297	(4,190)

Net income (loss)	$721	$6,809	$(1,967)	$7,912

Income (loss) per common share	$0.10	$0.98	$(0.28)	$1.14

Income (loss) per common share assuming dilution	$0.10	$0.95	$(0.28)	$1.11

Common shares outstanding	6,970	6,930	6,970	6,930

Common shares outstanding assuming dilution	7,095	7,136	6,970	7,126

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	December 31	June 30
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$330	$830
Restricted cash	1,404	1,333
Accounts receivable	25,043	18,630
Inventories	38,381	31,371
Other current assets	3,132	8,114

Total current assets	68,290	60,278

Property and equipment, net	7,159	8,658

Other assets:
Intangibles	5,384	5,717
Other assets	764	879

Total other assets	6,148	6,596

	$81,597	$75,532

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$10,385	$13,497
Accrued compensation	1,448	3,202
Accrued expenses	2,036	1,795
Note payable	21,520	9,425

Total current liabilities	35,389	27,919

Other liabilities	4,005	3,793

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 6,972 shares and 6,933 shares issued and outstanding, respectively	6,972	6,933
Additional paid-in capital	34,235	34,172
Retained earnings (deficit)	(809)	1,158
Other comprehensive income	1,805	1,557

Total stockholders’ equity	42,203	43,820

	$81,597	$75,532

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)
Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company’s performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles (“GAAP”). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net income (loss)	$721	$6,809	$(1,967)	$7,912
Income taxes	81	(4,303)	297	(4,190)
Interest expense	285	418	471	686
Depreciation and amortization	646	703	1,291	1,380
Acquisition bargain purchase gain	—	—	—	(1,379)
Acquisition related costs	20	—	50	289
Other income	(112)	(347)	(155)	(383)
Restructuring	—	61	—	230

Adjusted EBITDA (loss)	$1,641	$3,341	$(13)	$4,545

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net income (loss)	$721	$6,809	$(1,967)	$7,912
Net operating loss carrybacks	—	(4,439)	—	(4,439)
Property sale gain	(52)	(339)	(52)	(339)
Acquisition bargain purchase gain	—	—	—	(1,379)
Acquisition related costs	20	—	50	289
Restructuring	—	61	—	230
Acquisition deferred income taxes	—	—	—	143

Adjusted net income (loss)	$689	$2,092	$(1,969)	$2,417

Common shares outstanding assuming dilution	7,095	7,136	6,970	7,126
Adjusted net income (loss) per common share assuming dilution	$0.10	$0.29	$(0.28)	$0.34